Exhibit 23.1

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2024, with respect to the consolidated financial statements of Univest Financial Corporation, and the effectiveness of internal control over financial reporting, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Philadelphia, Pennsylvania

February 26, 2024